Exhibit 99.1

T2 Biosystems Announces Second Largest Sepsis-Driven Instrument Sale in Company History

LEXINGTON, Mass., May 30, 2023 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced the second largest sale of sepsis-driven T2Dx® Instruments in Company history.

T2 Biosystems’ distribution partner, Biomedica Poland, secured a multi-year contract for T2Dx Instruments and sepsis test panels that are expected to be deployed in selected hospitals across Poland. The initial order includes seven T2Dx Instruments, valued at more than $450,000, with the potential for nine additional instruments to be sold and deployed into an increased number of hospitals in Poland during the second half of 2023. The initial term of the contract secured by our distributor is for three years, with the potential to extend for an additional two years.

“We are thrilled with this order and look forward to working closely with our distribution partner, Biomedica Poland, to deliver our state-of-the-art sepsis diagnostic products to hospitals across Poland,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “Our sepsis test revenue increased by 67% in Central Europe during the first quarter of 2023, compared to the prior year period, and we believe there is enormous potential to further expand the adoption of our sepsis products in Poland and throughout Europe.”

Poland is the fifth most populous member state in the European Union, with over 40 million people, and has more than 1,200 hospitals. Based on the findings of a 2020 survey of hospitals in Poland, it was concluded that, “there is room for improvement in sepsis and septic shock management at its early phase.” A study of severe sepsis in ICU patients in Poland found morality rates from 46% to 54% and length of stay in the ICU ranging from 8 to 13 days in the ICU. The introduction of the Company’s T2Dx Instrument and sepsis test panels provides rapid detection of sepsis-causing pathogens and antibiotic resistance genes, in just 3-5 hours, potentially enabling clinicians to achieve faster targeted antimicrobial therapy, reduce hospital length of stay and improve patient outcomes.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Biothreat™ Panel, the T2Cauris™ Panel, and T2Lyme™ Panel, as well as next-generation products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the potential for additional instrument sales in Poland and the potential to further expand the adoption of sepsis products in Poland and throughout Europe, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission, or SEC, on March 31, 2023, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406